Exhibit 10.2#

INDEMNIFICATION AGREEMENT

     This Agreement is made as of April 14, 2003, by and between Personnel Group of America, Inc., a Delaware corporation (“the Company”), and the undersigned Director of the Company (the “Indemnitee”), with reference to the following facts:

     The Indemnitee is currently serving as a Director of the Company and the Company wishes the Indemnitee to continue in such capacity. The Indemnitee is willing, under certain circumstances, to continue serving as a Director of the Company.

     The Indemnitee has indicated that he does not regard the indemnities available under the Company’s Bylaws as adequate to protect him against the risks associated with his service to the Company and has noted that the Company’s directors’ and officers’ liability insurance policy has numerous exclusions and a deductible and thus does not adequately protect Indemnitee. In this connection the Company and the Indemnitee now agree they should enter into this Indemnification Agreement in order to provide greater protection to Indemnitee against such risks of service to the Company.

     Section 145 of the General Corporation Law of the State of Delaware, under which Law the Company is organized, empowers corporations to indemnify a person serving as a director, officer, employee or agent of the corporation and a person who serves at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, and said Section 145 and the Bylaws of the Company specify that the indemnification set forth in said Section 145 and in the Bylaws, respectively, shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise.

     In order to induce the Indemnitee to continue to serve as a Director of the Company and in consideration of his continued service, the Company hereby agrees to indemnify the Indemnitee as follows:

     1.     Indemnity. The Company will indemnify the Indemnitee, his executors, administrators or assigns, for any Expenses (as defined below) which the Indemnitee is or becomes legally obligated to pay in connection with any Proceeding. As used in this Agreement the term “Proceeding” shall include any threatened, pending or completed claim, action, suit or proceeding, whether brought by or in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, in which the Indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that Indemnitee is or was a director or officer of the Company, by reason of any actual or alleged error or misstatement or misleading statement made or suffered by the Indemnitee, by reason of any action taken by him or of any inaction on his part while acting as such director or officer, or by reason of the fact that he was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; provided, that in each such case Indemnitee acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of a criminal proceeding, in addition had no reasonable cause to believe that his conduct was unlawful. As used in this Agreement, the term “other enterprise” shall include (without limitation) employee benefit plans and administrative committees thereof, and the term “fines” shall include (without limitations) any excise tax assessed with respect to any employee benefit plan.

     2.     Expenses. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, judgments, fines, penalties, amounts paid in settlement and costs, attorneys’ fees and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

     3.     Enforcement. If a claim or request under this Agreement is not paid by the Company, or on its behalf, within thirty days after a written claim or request has been received by the Company, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Indemnitee shall be entitled to be paid also the Expenses of prosecuting such suit. The Company shall have the right to recoup from the Indemnitee the amount of any item or items of Expenses theretofore paid by the Company pursuant to this Agreement, to the extent such Expenses are not reasonable in nature or amounts; provided, however, that the Company shall have the burden of proving such Expenses to be unreasonable. The burden of proving that the Indemnitee is not entitled to indemnification for any other reason shall be upon the Company.

     4.     Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

     5.     Exclusions. The Company shall not be liable under this Agreement to pay any Expenses in connection with any claim made against the Indemnitee:

(a) to the extent that payment is actually made to the Indemnitee under a valid, enforceable and collectible insurance policy;

(b) to the extent that the Indemnitee is indemnified and actually paid otherwise than pursuant to this Agreement;

(c) in connection with a judicial action by or in the right of the Company, in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that any court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper;

(d) if it is proved by final judgment in a court of law or other final adjudication to have been based upon or attributable to the Indemnitee’s in fact having gained any personal profit or advantage to which he was not legally entitled;

(e) for a disgorgement of profits made from the purchase and sale by the Indemnitee of securities pursuant to Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law;

(f) brought about or contributed to by the dishonesty of the Indemnitee seeking payment hereunder; however, notwithstanding the foregoing, the Indemnitee shall be protected under this Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless a judgment or other final adjudication thereof adverse to the Indemnitee shall establish that he committed (i) acts of active and deliberate dishonesty, (ii) with actual dishonest purpose and intent, (iii) which acts were material to the cause of action so adjudicated; or

(g) for any judgment, fine or penalty which the Company is prohibited by applicable law from paying as indemnity or for any other reason.

     6.     Indemnification of Expenses of Successful Party.

Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against any and all Expenses incurred in connection therewith.

     7.     Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion of such Expenses to which the Indemnitee is entitled.

     8.     Advance of Expenses. Expenses incurred by the Indemnitee in connection with any Proceeding, except the amount of any settlement, shall be paid by the Company in advance upon request of the Indemnitee that the Company pay such Expenses. The Indemnitee hereby undertakes to repay to the Company the amount of any Expenses theretofore paid by the Company to the extent that it is ultimately determined that such Expenses were not reasonable or that the Indemnitee is not entitled to indemnification.

     9.     Approval of Expenses. No Expenses for which indemnity shall be sought under this Agreement, other than those in respect of judgments and verdicts actually rendered, shall be incurred without the prior consent be the Company, which consent shall not be unreasonably withheld.

     10.    Notice of Claim. The Indemnitee, as a condition precedent to his right to be indemnified under this Agreement, shall give to the Company notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement. Notice to the Company shall be given at its principal office and shall be directed to the Corporate Secretary (or such other address as the Company shall designate in writing to the Indemnitee); notice shall be deemed received if sent by prepaid mail properly addressed, the date of such notice being the date postmarked. In addition, the Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within the Indemnitee’s power.

     11.     Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument.

     12.      Indemnification Hereunder Not Exclusive. Nothing herein shall be deemed to diminish or otherwise restrict the Indemnitee’s right to indemnification under any provision of the Certificate of Incorporation or Bylaws of the Company and amendments thereto or under law.

     13.     Governing Law. This Agreement shall be governed by and construed in accordance with Delaware law.

     14.     Saving Clause. Wherever there is conflict between any provision of this Agreement and any applicable present or future statute, law or regulation contrary to which the Company and the Indemnitee have no legal right to contract, the latter shall prevail, but in such event the affected provisions of this Agreement shall be curtailed and restricted only to the extent necessary to bring them within applicable legal requirements.

     15.     Coverage. The provisions of this Agreement shall apply with respect to the Indemnitee’s service as a Director of the Company prior to the date of this Agreement and with respect to all periods of such service after the date of this Agreement, even though the Indemnitee may have ceased to be a Director of the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

PERSONNEL GROUP OF AMERICA, INC.

By:	/s/ Larry L. Enterline

Name: Larry L. Enterline
Title: Chief Executive Officer

DIRECTOR:

/s/ Victor E. Mandel

Victor E. Mandel

Exhibit 10.14

EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 24th day of July 2003, by and between Thomas E. Stafford (“Executive”) and Personnel Group of America, Inc. (the “Company”).

W I T N E S S E T H:

          WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue such employment, under the terms and conditions of this Agreement.

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1.     Employment. The Company hereby continues to employ Executive, and Executive hereby accepts such continued employment, as Vice President of Human Resources of the Company under the terms and conditions set forth herein.

     2.     Duties. During the Term (as defined below), Executive shall use his best efforts, skill and ability to perform the duties and services customarily incident to such offices and position and such other services as may be assigned to him from time to time by the Chief Executive Officer, Chief Financial Officer or Board of Directors (the “Board”) of the Company. Executive shall (i) devote his full business time, attention and energies to the business of the Company and (ii) faithfully and competently serve the Company and perform his duties and responsibilities hereunder; provided, however, that Executive may engage in other activities, such as activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, memberships on the boards of directors of other organizations (as the Board may from time to time agree to, it being understood that the Board shall be deemed to have agreed to any memberships on boards of directors of other organizations existing on the date hereof and disclosed to the Company), and similar types of activities to the extent that such other activities do not inhibit or prohibit the performance of Executive’s duties under this Agreement, or conflict in any material way with the business of the Company and its subsidiaries.

     3.     Compensation and Related Matters. As full compensation for Executive’s performance of his duties and services hereunder during the Term, the Company shall pay Executive the compensation and provide the benefits set forth below:

          a.     Base Salary. The Company shall pay Executive an annual salary of $130,000 (“Base Salary”), less applicable withholding and other deductions, payable in accordance with the Company’s then current payroll practices.

          b.     Performance Bonus. In addition to the compensation otherwise payable pursuant to this Agreement, Executive shall be eligible to receive an annual performance bonus (the “Bonus”), determined by the Compensation Committee of the Board (the “Compensation Committee”) for each fiscal year during the Term equal to 20% of Base Salary at “Target” award levels (as defined below) and up to 40% of Base Salary at “Maximum” award levels (as defined below). Any Bonus awarded under this Agreement to Executive shall be determined as follows: (i) 70% of the Bonus (the “EBITDA Bonus Award”) shall be based upon the achievement of the Target EBITDA (as defined below) for such year and (ii) 30% of the Bonus (the “Discretionary Bonus Award”) shall be awarded on the basis of other criteria, as determined by the Compensation Committee in its sole discretion.

          For purposes of determining Executive’s Bonus, “Target” shall mean (i) with respect to the EBITDA Bonus Award, achievement of the annual target earnings before interest, taxes, depreciation and amortization of the Company (“Target EBITDA”) established by the Compensation Committee in its sole discretion, and (ii) with respect to the Discretionary Bonus Award, achievement of other criteria as determined by the Compensation Committee in its sole discretion. For the purposes of determining Executive’s Bonus, “Maximum” shall mean (i) with respect to the EBITDA Bonus Award, 140% of Target EBITDA, and (ii) with respect to the Discretionary Bonus Award, achievement of other criteria as determined by the Compensation Committee in its sole discretion.

          In addition, with respect to the EBITDA Bonus Award, Executive shall be entitled to earn an EBITDA Bonus Award if the Company achieves at least 90% of Target EBITDA; provided, however, that Executive shall not be entitled to any EBITDA Bonus Award unless the Company achieves at least 90% of Target EBITDA. If the Company achieves between (and including) 90% of Target EBITDA and 100% of Target EBITDA, Executive shall be entitled to an EBITDA Bonus Award equal to 1.273% (70% of 1.818%) of Executive’s Base Salary for each 1% above 89% of Target EBITDA that is achieved. For example, if 92% of Target EBITDA is achieved, Executive shall be entitled to an EBITDA Bonus Award equal to 3.818% of Base Salary, calculated as follows:

Total Bonus potential sharing above 89% per point	1.818%
EBITDA Bonus Award percentage of Total Bonus	X.70%

EBITDA Bonus Award per point over 89% of Target	1.273%
Points over 89% of Target EBITDA	X.3

EBITDA Bonus Award at 92% of Target	3.818%

          If more than 100% but less than 140% of Target EBITDA is achieved, Executive shall be entitled to an EBITDA Bonus Award equal to (i) 14% of Base Salary, plus (ii) 0.35% (70% of 0.50%) of Executive’s Base Salary for each 1% above 100% of Target EBITDA that is achieved. In no event shall the total amount of EBITDA Bonus Award exceed 28% of Executive’s Base Salary.

          For the fiscal year ended December 28, 2003, the Target EBITDA shall be set at $20.7 million. For the remaining Term, the Target EBITDA for any fiscal year shall be set during the first quarter of that year by the Compensation Committee in its sole discretion.

          c.     Stock Options. Executive shall be eligible to be granted stock options pursuant to the 2003 Equity Incentive Plan of Personnel Group of America, Inc. (the “2003 Equity Plan”) during the Term.

          d.     Other Benefits. During the Term, Executive shall be eligible to participate in the benefits that the Company generally provides to its similarly situated senior executive employees, such as medical, life and long-term disability insurance and retirement benefits, upon the same terms and conditions that the Company generally makes such benefits available to its similarly situated senior executive employees and Executive shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Company.

          e.     Vacation. During the Term, Executive shall be allowed 23 days of paid vacation per calendar year, which shall be accrued in accordance with the Company’s vacation policies.

     4.     Expenses. During the Term, the Company shall reimburse Executive for documented reasonable and necessary business expenses incurred on the Company’s behalf in performing Executive’s duties and promoting the business of the Company, including reasonable entertainment expenses, travel and lodging expenses in accordance with the Company’s business expense reimbursement policies.

     5.     Term. The term of this Agreement shall commence on May 15, 2003 (the “Effective Date”) and shall continue until the second anniversary thereof (the “Initial Term”), unless earlier terminated pursuant to the provisions of Paragraph 6. Upon the expiration of the Initial Term, this Agreement shall automatically extend for successive one (1) year extension periods (subject to the provisions of Paragraph 6), unless terminated by either party by written notice to that effect not less than thirty (30) days prior to the expiration of the Initial Term or the then effective extension period, as the case may be. The Initial Term and any extension periods are referred to herein collectively as the “Term.”

     6.     Termination. Executive’s employment hereunder shall terminate prior to the expiration of the Term on the earlier to occur of any of the following events:

          a.     Termination in Event of Disability. By the Company immediately upon Executive’s death or upon ten (10) days’ prior written notice from the Company to Executive after a determination of Disability by the Board or a physician’s certification of Disability of Executive as hereinafter described. For purposes of this Agreement, “Disability” shall mean the incapacity of Executive, by reason of a mental or physical disability to perform his material duties hereunder, for a period of 120 consecutive days or 180 non-consecutive days during any twelve (12) month-period, as reasonably determined by the Board or as certified by a qualified physician selected by the Board, which certification may be made before the expiration of such 120 consecutive days or 180 non-consecutive days on the basis of such physician’s determination of Executive’s incapacity.

          b.     Termination For Cause. By the Company for Cause, immediately upon the Company’s delivery of written notice of termination to Executive. For purposes of this Agreement, “Cause” shall mean:

(i) Executive’s commission of an act constituting a breach of fiduciary duty, gross negligence or willful misconduct;

(ii) Executive’s engagement in conduct which violates the Company’s then existing internal policies or procedures and which is detrimental to the business, reputation, character or standing of the Company or any of its affiliates;

(iii) Executive’s commission of an act of fraud, dishonesty or misrepresentation that is detrimental to the business, reputation, character or standing of the Company or any of its affiliates;

(iv) Executive’s commission of an act constituting a misdemeanor involving moral turpitude or a felony under the laws of the United States or any state or political subdivision thereof;

(v) Executive’s engagement in a conflict of interest or self-dealing with respect to the Company that is not approved in advance by the Board or a committee thereof; or

(vi) after notice by the Company and a reasonable opportunity to cure, Executive’s material breach of his obligations as set forth in this Agreement or his material failure to satisfactorily perform his duties and responsibilities hereunder.

          c.     Termination For Good Reason. By Executive for Good Reason and upon at least thirty (30) days’ prior written notice of termination to the Company. For purposes of this Agreement, “Good Reason” shall mean, without the express written consent of Executive, the occurrence of any of the following:

(i) a material breach by the Company of any material provision of this Agreement, including the assignment to Executive of any duties inconsistent in any material respect with Executive’s position in the Company or a material adverse alteration in the nature or status of Executive’s responsibilities; or

(ii) the Company’s requiring Executive to be based anywhere other than within 50 miles of where he currently works and resides;

provided, however, that in the event of a breach or circumstance pursuant to clauses (i) or (ii) above, Good Reason shall not exist unless Executive provides written notice to the Company of his intention to terminate this Agreement, which notice shall identify in reasonable detail the basis therefor and be delivered within thirty (30) days after the event or circumstances providing such basis, and the Company shall fail to cure such condition within thirty (30) days following the delivery of the written notice; and provided, further that if such events cannot be reasonably cured within thirty (30) days and the Company commences reasonable steps within said thirty

(30)  day period to cure such breach and diligently continues such steps thereafter, the cure period shall be extended for an additional thirty (30) day period.

          d.     Termination Without Cause. At any time by the Company, without Cause or for any reason, upon at least thirty (30) days’ prior written notice of termination to Executive.

          e.     Termination Without Good Reason. At any time by Executive, without Good Reason or for any reason, upon at least thirty (30) days’ prior written notice of termination to the Company.

     7.   a.    Compensation Upon Termination for Cause and Certain Other Events. In the event that Executive’s employment is terminated pursuant to Paragraphs 6(b) or 6(e) above, he will not be entitled to any compensation other than: (i) any accrued but unpaid Base Salary, (ii) any reimbursement owed to him by the Company in accordance with Paragraph 4 and (iii) any other or additional benefits in accordance with the plans and programs of the Company referred to in Paragraphs 3(d) or 3(e); in each case only through the date of termination of Executive’s employment hereunder. All payments required to be made by the Company to Executive pursuant to this Paragraph 7(a) shall be paid on a regular basis in accordance with the Company’s normal payroll procedures and policies and subject to withholding and deductions pursuant to Paragraph 11.

          b.     Severance Upon Certain Events of Termination. In the event that Executive’s employment is terminated pursuant to Paragraphs 6(c) or 6(d) above, -in addition to, but not in duplication of, the benefits set forth in Paragraph 7(a), Executive shall be entitled to receive (i) for a period of six (6) months commencing on the effective date of such termination, Executive’s Base Salary, at the rate as then in effect, and (ii) a prorated bonus for the fiscal year in which the effective date of termination occurs, such prorated bonus award to be determined by multiplying (x) the EBITDA Bonus Award for such fiscal year as determined in accordance with Section 3(b) by (y) a fraction the numerator of which is the number of days in the fiscal year of termination that precede the effective date of termination and the denominator of which is the total number of days in such fiscal year, payable in each case of clauses (i) and (ii) above in accordance with the Company’s regular payroll and executive bonus payment procedures, as applicable, and subject to Executive’s execution of a release, in a form satisfactory to the Compensation Committee, and continued compliance with the terms of Paragraph 8 hereunder. Executive shall not be entitled to receive any other severance or other compensation or payments, including any Bonus which has not been paid as of the termination date other than the Bonus provided for in clause (ii) of the preceding sentence, by reason of the termination of Executive’s employment. The refusal of the Company to extend the employment of Executive beyond the Initial Term or any renewal thereof (other than for Cause, or Executive’s death or Disability) pursuant to Paragraph 5 shall be deemed a termination by the Company without Cause for purposes of determining severance pursuant to this Paragraph 7(b). In addition, for a period of twelve (12) months following termination of Executive’s employment, Executive and his spouse and dependents shall be entitled to continue to be covered by all group medical insurance arrangements in which Executive was a participant as of the date of such termination, at the same coverage level and on the same terms and conditions which apply to then active employees of the Company, until Executive commences a new employment or otherwise obtains coverage under another group medical plan, which coverage does not contain any pre-existing condition exclusions or limitations. At the termination of the benefits coverage under the preceding sentence, Executive and his spouse and dependents shall be entitled to continuation coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, determined on the basis of the date of Executive’s termination of employment hereunder and reducing the period of such continuation coverage (to the extent permitted by such laws) by the period of coverage provided under the preceding sentence.

          c.     Payments in the Event of Disability. Prior to the termination of Executive’s employment pursuant to Paragraph 6(a) of this Agreement, during any period that Executive fails to perform his full-time duties with the Company as a result of incapacity due to physical or mental illness, he shall continue to receive his Base Salary, Bonus and other benefits provided hereunder, less the amount of any disability benefits received by Executive during such period under any disability plan or program sponsored by the Company (whether the premium or other cost therefor is paid by the Company or by Executive), until Executive’s employment hereunder is terminated pursuant to Paragraph 6(a). Thereafter, Executive’s benefits shall be determined under the Company’s retirement, insurance, and other compensation and benefit plans and programs then in effect, in accordance with the terms of such programs.

          d.     Effect of Change in Control. In the event of a Change in Control (as defined below) while Executive is still employed by the Company, all options granted to Executive under the 2003 Equity Plan or otherwise and then held by Executive shall become fully vested. For purposes of this Agreement, a Change in Control shall mean the occurrence of any of the following: (i) the Company consolidates with, or merges with or into another corporation or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any corporation consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding voting stock of the Company is changed into or exchanged for (x) voting stock of the surviving or transferee corporation or (y) cash, securities (whether or not including voting stock) or other property, and (B) all or any holders of the voting stock of the Company immediately prior to such transaction own, directly or indirectly, in the aggregate not less than 50% of the voting power of the voting stock of the surviving corporation immediately after such transaction or (ii) the Company is liquidated or dissolved or adopts a plan of liquidation; provided, however, that a Change in Control shall not include any going private or leveraged buy-out transaction which is sponsored by Executive or in which Executive acquires an equity interest materially in excess of his equity interest in the Company immediately prior to such transaction (the events described in (i) or (ii) above being referred to herein as a “Change in Control”).

     8.     Confidentiality, Non-Solicitation and Non-Competition.

          a.     During the Term and thereafter, Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective clients, customers and employees that is not available to the general public and that was learned by Executive in the course of his employment by the Company, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information, client and customer lists, information regarding other employees of the Company, and all papers, resumes, records (including computer records) and the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. Upon the termination of his employment for any reason whatsoever, Executive shall promptly deliver to the Company all documents, computer tapes and disks (and all copies thereof) containing any Confidential Information.

          b.     During the Term and for six (6) months thereafter, Executive shall not, directly or indirectly in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee, member of any association or otherwise) engage in, work for, consult, provide advice or assistance or otherwise participate in any activity that competes with the Company in the business of temporary staffing, direct placement, managed staffing services or IT consulting in any of the following jurisdictions (it being agreed that the Company maintains business operations in each of such jurisdictions): Alabama, Arizona, California, Colorado, the District of Columbia, Florida, Georgia, Idaho, Illinois, Kansas, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Rhode Island, South Carolina, Texas, Utah, Virginia, and Washington. Executive further agrees that during such period he will not assist or encourage any other person in carrying out any activity that would be prohibited by the foregoing provisions of this Paragraph 8 if such activity were carried out by Executive and, in particular, Executive agrees that he will not induce any employee of the Company to carry out any such activity; provided, however, that the “beneficial ownership” by Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, of less than 2% of the voting stock of any publicly held corporation shall not be a violation of this Agreement. It is further expressly agreed that the Company will or would suffer irreparable injury if Executive were to compete with the Company or any subsidiary or affiliate of the Company in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from competing with the Company or any subsidiary or affiliate of the Company in violation of this Agreement.

          c.     During the Term and for six (6) months thereafter, Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates, to divert their business to any competitor of the Company.

          d.     Executive recognizes that he will possess confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company.

Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and will be acquired by him because of his business position with the Company. Executive agrees that, during the Term, and for a period of six (6) months thereafter, he will not, directly or indirectly, solicit or recruit any employee of the Company for the purpose of being employed by his or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee.

          e.     Executive acknowledges that he was informed of the time, territory, scope and other essential requirements of the restrictions in this Paragraph 8 when he agreed to become employed with the Company under the terms set forth in this Agreement, and Executive further acknowledges that he has received sufficient and valuable consideration for his agreement to such restrictions.

     9.   Waiver. The failure of a party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision, or condition for the future, nor shall any specific waiver of a term, provision, or condition at one time be deemed a waiver of such term, provision, or condition for any future time or times.

     10.   Governing Law; Jurisdiction; No Jury Trial. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina without giving effect to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of the state and federal courts sitting in Mecklenburg County, State of North Carolina, for the adjudication of any dispute hereunder (except as hereinafter provided). EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY FOR THE ADJUDICATION OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OR AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION. If, for any reason, the foregoing jury trial waiver is not enforceable at the time of any dispute hereunder, then such dispute shall be resolved by binding arbitration in accordance with the then current National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Such arbitration, if necessary, shall be convened in the City of Charlotte, State of North Carolina. Notwithstanding any other provision hereof, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Paragraph 8 of this Agreement, and Executive consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond, except to the extent otherwise required by applicable law.

     11.     Tax Withholding. The Company shall withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     12.     Paragraph Headings. Paragraph headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

     13.     Severability. Each provision of this Agreement is intended to be severable. If any provision of this Agreement or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.

     14.     Integrated Agreement, Amendments. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, memoranda, term sheets, conversations and negotiations. This Agreement can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto.

     15.     Interpretation, Counterparts. No provision of this Agreement is to be interpreted for or against any party because that party drafted such provision. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

     16.     Assignment. The Company may assign this Agreement to any direct or indirect subsidiary or parent of the Company or joint venture in which the Company has an interest, or any successor (whether by merger, consolidation, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company and this Agreement shall be binding upon and inure to the benefit of such successors and assigns. Executive may not sell, transfer, assign, or pledge any of his rights or interests pursuant to this Agreement.

     17.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand delivery, or by facsimile (with confirmation of transmission), or by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to Executive:

Thomas E. Stafford
3111 Old Barn Road
Charlotte, North Carolina 28270
Tel: (704) 845-2828

If to the Company:

Personnel Group of America, Inc.

2709 Water Ridge Parkway
2nd Floor
Charlotte, North Carolina 28217-4538
Attention: Board of Directors
With Copy to: Chief Executive Officer
Facsimile: (704) 442-5137

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by addressee.

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          IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

PERSONNEL GROUP OF AMERICA, INC.

By:	/s/ JAMES C. HUNT
Its:	President and Chief Financial Officer

/s/ THOMAS E. STAFFORD Thomas E. Stafford